Exhibit 99.1

NUBURU, Inc. Announces Full Year 2022 Financial Results for Tailwind Acquisition Corp.

CENTENNIAL, Colo. – March 8, 2023 – NUBURU Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced the financial results for the fiscal year ended December 31, 2022 for the Company, which was then known as Tailwind Acquisition Corp. ("Tailwind"), a special purpose acquisition company.

As previously announced on January 31, 2023, Tailwind and the company then known as NUBURU, Inc. completed their business combination (the "Business Combination"). Following the Business Combination the combined company operates and will disclose its financial results under the "NUBURU, Inc." name.

Full Year Financial Highlights (Unaudited)

•
Net income of $11.1 million for the year ended December 31, 2022 compared to $17.8 million for the year ended December 31, 2021. The reduction in net income is primarily attributed to the year over year decline in fair value of warrant liabilities which was partially offset by the narrowed loss from operations.
•
Cash and marketable securities held in Trust Account of $33.0 million as of December 31, 2022 compared to $334.4 million as of December 31, 2021. The reduction in cash and marketable securities held in Trust Account is due to the redemption of 30.2 million shares of Class A common stock for cash at a redemption price of approximately $10.03 per share during the year.

About NUBURU

Founded in 2015, NUBURU is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing.

TAILWIND ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2022	2021
ASSETS
Current Assets
Cash	$4,749	$479,694
Prepaid expenses	80,875	111,667
Total Current Assets	85,624	591,361

Cash and marketable securities held in Trust Account	33,034,062	334,441,194
TOTAL ASSETS	$33,119,686	$335,032,555

LIABILITIES, CLASS A STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$4,992,362	$3,867,106
Accrued offering costs	―	109,000
Income taxes payable	88,204	―
Class A common stock redemption payable	29,554,443	―
Total Current Liabilities	34,635,009	3,976,106

Convertible note - related party	600,000	―
Warrant liabilities	1,848,755	13,733,608
Deferred underwriting fee payable	11,697,550	11,697,550
Total Liabilities	48,781,314	29,407,264

Commitments and Contingencies

Class A common stock subject to possible redemption; 500,000,000 shares authorized, 316,188 and 33,421,570 shares issued and outstanding at $10.13 and $10.00 per share as of December 31, 2022 and 2021; 2,916,653 shares redeemed but unpaid as of December 31, 2022	3,203,933	334,215,700

Stockholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 3,232,841 and 33,421,570 shares subject to possible redemption) as of December 31, 2022 and 2021, respectively	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; and 8,355,393 shares issued and outstanding as of December 31, 2022 and 2021	836	836
Accumulated deficit	(18,866,397)	(28,591,245)
Total Stockholders’ Deficit	(18,865,561)	(28,590,409)
TOTAL LIABILITIES, CLASS A STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$33,119,686	$335,032,555

TAILWIND ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Year Ended December 31,		For the Period from May 29, 2020 (inception) through December 31,
	2022	2021	2020
Formation and operational costs	$1,958,641	$5,572,066	$387,335
Loss from operations	(1,958,641)	(5,572,066)	(387,335)

Other income (expense):
Interest earned on marketable securities held in Trust Account	1,573,401	120,063	105,431
Transaction costs associated with the Initial Public Offering	—	—	(715,720)
Change in fair value of warrant liabilities	11,884,853	23,241,491	(16,902,902)
Total other income (expense), net	13,458,254	23,361,554	(17,513,191)

Income before provision for income taxes	11,499,613	17,789,488	(17,900,526)
Provision for income taxes	(358,204)	—	—
Net income (loss)	$11,141,409	$17,789,488	$(17,900,526)

Weighted average shares outstanding, Class A common stock	24,075,470	33,421,570	18,333,191
Basic and diluted income (loss) per share, Class A common stock	$0.34	$0.43	$(0.68)

Weighted average shares outstanding, Class B common stock	8,355,393	8,355,393	7,969,220
Basic and diluted net income (loss) per share, Class B common stock	$0.34	$0.43	$(0.68)

NUBURU - Media Contact
Brian Knaley
ir@nuburu.net

NUBURU - Investor Relations Contact

Maria Hocut

Maria@blueshirtgroup.com